EXHIBIT 10.2

Term Sheet For Employment of David B. Bernstein
by Javelin Pharmaceuticals, Inc.
Position	General Counsel and Chief IP Counsel and Secretary of the Board
Start Date	April 1st, 2006
Responsibilities
•  Intellectual Property
•  Draft all new applications
•  Draft Office Action Arguments
•  Patent Litigation
•  Licensing, both in licensing and outlicensing contracts
•  General Contracts
•  Draft and review all company contracts, including but not limited to clinical trial, manufacturing, marketing and sales, distribution, employment agreements, and leases.
•  Review SEC documentation in conjunction with CFO where appropriate
•  Review news releases (8-K) filings
•  Any general legal issues as needed and at the request of President and CEO
•  Board Secretary

Salary	$210,000 per year
Term	3 years, renewable upon mutual consent
Hiring Bonus	Company Hiring Grant of 150,000 options priced at market the date of hire and vesting in equal parts over 3 year period in accordance with company’s omnibus stock option plan
Annual Performance Bonus
Up to 30% of salary in cash and annual performance options up to 75,000 per annum priced at market vesting in equal installments over 3 year period in accordance with company’s omnibus stock option plan

Vacation	20 days
Expenses	Reimbursement
Termination without cause	3 month salary
Confidentiality/Invention	Standard company language

By executing in the spaces indicated, the Parties intend to be bound by the terms above.

Javelin Pharmaceuticals, Inc.
/s/ Fred H. Mermelstein, PhD	Date: March 2, 2006
Fred H. Mermelstein, PhD
President

David B. Bernstein
/s/ David B. Bernstein	Date: March 2, 2006